EX-99.27d(6)

                                       JACKSON NATIONAL LIFE
                                           INSURANCE COMPANY   [GRAPHIC OMITTED]
                                                 OF NEW YORK
                                             A STOCK COMPANY
[2900 Westchester Avenue
Purchase, New York 105771]
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                        WAIVER OF SPECIFIED PREMIUM RIDER

THIS RIDER IS MADE A PART OF THE POLICY TO WHICH IT IS ATTACHED. THE TERMS OF YOUR POLICY ALSO APPLY TO THIS RIDER EXCEPT AS THEY ARE CHANGED BY THE TERMS OF THIS RIDER. NO SEPARATE POLICY VALUES ARE GENERATED UNDER THIS RIDER, BUT THE ADDITION OF THIS RIDER TO THE POLICY WILL AFFECT THE VALUES OF THE POLICY.

THE BENEFIT PROVIDED BY THIS RIDER MAY NOT BE SUFFICIENT TO KEEP THIS POLICY IN FORCE TO THE INSURED'S ATTAINED AGE 100.

INSURED. The Insured is defined as the Insured of the Policy and is shown as the Insured in the Policy Data Pages of the Policy.

RIDER CHARGE. The charge for this Rider will be deducted monthly as part of the Policy's Monthly Deduction, as described in the Policy. The monthly charge for this Rider is stated in the Policy Data Pages of the Policy and is payable until termination of this Rider.

BENEFIT. We will waive the Specified Premium amount upon approval of a claim of Total Disability of the Insured. We will begin waiving the Specified Premium on the Monthly Anniversary following the date Your claim was approved and will continue waiving it as long as the Insured's Total Disability continues.

We will approve a claim of Total Disability when:

1.   Total Disability occurs before the Insured's Attained Age 60;
2.   Total Disability occurs before this Rider terminates;
3.   Total Disability has continued for six (6) consecutive months; and
4. The Insured has allowed Us to have one or more physicians of Our choice examine the Insured at Our expense.

TOTAL DISABILITY. Total Disability means the Insured is substantially and continually unable to engage for remuneration or profit in any occupation which the Insured is or becomes reasonably fitted by education, training, or experience, and the Insured is not working at any other occupation.

Total Disability must be the result of an injury or sickness. The injury or sickness must originate after this Rider became effective, unless such sickness or injury and any treatment for it was fully disclosed in the application for this Rider and Policy.

If, after this Rider becomes effective, the Insured suffers the total and irrevocable loss of sight in both eyes, or the use of both hands or both feet, or of one hand and one foot, this will be considered a Total Disability as defined in this Rider, even though the Insured may be able to engage in an occupation.

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RECURRENT TOTAL DISABILITY.  If the Insured becomes totally disabled again after having been totally disabled before, the new Total Disability will be considered a continuation of the previous Total Disability unless:

1.   It is due to an entirely different cause; or
2. The Insured has performed all of the material and substantial duties of a gainful occupation for a continuous period of six (6) months or more between such periods of Total Disability.

RISKS NOT ASSUMED. The Specified Premiums will not be waived if Total Disability results from:

1.   Injuries intentionally self-inflicted; or
2. War or any act of war, declared or undeclared, while the Insured is in the military, naval, air force, or any auxiliary or civilian combatant or noncombatant unit of any country. "Any country" includes any international organization or the combination of countries at war. An act of terrorism is not considered to be an act of war; or
3.   Injuries while in any auxiliary or civilian combatant or noncombatant unit.

NOTICE OF CLAIM AND PROOF OF TOTAL DISABILITY. Before any Specified Premium is waived, written notice of claim and proof of Total Disability must be received at the Company's Service Center. Written notice of claim must be received by the Company while the Insured is living and during the period of Total Disability, and must be given to the Company not later than six (6) months following the termination of this Rider.

Written proof of claim must be submitted to the Company within six (6) months after receipt of any notice of claim of Total Disability.

This provision will not prevent any Specified Premium from being waived if it is shown that notice and proof of Total Disability were given to the Company as soon as was reasonably possible.

EXAMINATION OF THE INSURED. The Company has the right to require continued proof of Total Disability; however, after benefits have continued for two (2) years, proof may not be required more often than once a year. The Company also reserves the right to have the Insured examined by a designated physician. Benefits under this Rider will discontinue if the Insured refuses to be medically examined or proof of Total Disability is not furnished when requested.

GENERAL PROVISIONS. Policy values and other Policy amounts will be calculated as if the Specified Premiums had been paid by the Owner during the period of Total Disability. All Policy provisions will continue to apply during the period of Total Disability.

The Policy may be reinstated with or without this Rider. The Company has the right to decide whether to approve reinstatement of the Policy with or without this Rider.

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TERMINATION. This Rider will terminate upon the earliest to occur of the following events:

1.   The Policy terminates for any reason.
2.   Death of the Insured.
3.   Receipt of a request from the Owner of the Policy to terminate this Rider.
4. The Expiry Date of the Rider as shown in the Policy Data Pages of the Policy.

ISSUE DATE. The Issue Date for this Rider is the same as the Issue Date of the Policy, unless otherwise specified.

                                SIGNED FOR THE JACKSON NATIONAL LIFE
                                INSURANCE COMPANY OF NEW YORK

                                /s/ Clark P. Manning

                                PRESIDENT AND CHIEF EXECUTIVE OFFICER


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